DEFERRED COMPENSATION PLAN
FOR
JAMES A. LUKSCH

This Deferred Compensation Plan (the “Plan”) shall provide for the accrual and eventual payment of deferred compensation by Blonder Tongue Laboratories, Inc. (the “Corporation”) to James A. Luksch (the “Executive”), in accordance with the terms and subject to the conditions set forth below.  This Plan shall be effective as of January 1, 2011 (the “Effective Date”).

1.           The Executive shall earn deferred compensation in the amount of three thousand, three hundred and thirty-three dollars and thirty-three cents ($3,333.33) per calendar month for each completed calendar month of employment with the Corporation beginning on or after the Effective Date until the earlier of:

(a)	the last day of the calendar month as of which the total amount of deferred compensation accumulated is equal to two hundred and fifty thousand dollars ($250,000),

(b)	the Executive’s termination of employment with the Corporation for any reason, or

(c)	the Executive’s death.

2.           No interest or other rate of return, notional or otherwise, shall be credited to the Executive’s deferred compensation prior to or after the commencement of payments pursuant to Paragraph 3 or Paragraph 4 below.

3.           Upon the Executive’s termination of employment with the Corporation, the Corporation shall pay the accumulated deferred compensation to the Executive in monthly installments on or about the first day of each calendar month beginning with the sixth (6th) calendar month following the date of his termination of employment; provided that if the Executive’s termination of employment does not constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated thereunder by the United States Treasury, the first payment shall be deferred until the sixth (6th) calendar month following the date on which he incurs a separation from service.  The amount of the first monthly installment shall be the lesser of $120,000 or the total amount accumulated under the Plan, and the amount of each subsequent month’s installment shall be $20,000, except that the last installment shall be the remaining amount of the accumulated deferred compensation.  If the Executive dies after commencement of payment, or after his termination of employment but before commencement of payment hereunder, his beneficiary shall receive the remaining payments.  For purposes of this Plan, the Executive’s beneficiary shall the person or persons identified pursuant to Paragraph 5 below.

4.           Upon the Executive’s death prior to his termination of employment with the Corporation, the Corporation shall pay two hundred percent (200%) of the accumulated deferred compensation to the Executive’s beneficiary in monthly installments on or about the first day of each calendar month beginning with the first month following the date of his death.  The amount of each month’s installment shall be $20,000, except that the last installment shall be the remaining amount of the accumulated deferred compensation.

5.           For purposes of this Plan, the Executive’s “beneficiary” shall be such  individual or, collectively, individuals, trust or other entity designated in writing by the Executive and delivered to the Chairman of the Board of Directors of the Corporation prior to his death.  If there is no such written beneficiary designation in effect, or if no such designated beneficiary survives the Executive, the beneficiary shall be the Executive’s surviving spouse or, if there is no surviving spouse, the Executive’s estate.

6.           Notwithstanding any provision of this Plan to the contrary, The Executive shall forfeit all rights to the payment of any deferred compensation under this Plan if his employment with the Corporation is terminated for cause.  For purposes of this Plan, “cause” shall mean one or more of the following:

(a)
any act by Executive  involving fraud, dishonesty, embezzlement, theft or misappropriation  which  in  the good faith opinion of the Board of Directors of the Corporation (excluding the Executive)  renders him unable to effectively manage the Corporation or materially and adversely affects the Corporation's reputation or ongoing business activities; or

(b)	Executive being convicted of, or pleading guilty or nolo contendere to, any felony or crime of moral turpitude.

7.           It is the intention of the Corporation that the deferred compensation earned by the Executive pursuant to this Plan shall be unfunded for Federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended.

8.           This Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, except to the extent such laws are superseded by the laws of the United States.

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